News Release I For Immediate Release
FactSet Reports Results for Second Quarter 2022
◦Q2 revenues of $431.1 million, up 10.0% from Q2 2021
◦Organic Q2 ASV plus professional services of $1.7 billion, up 9.4% year over year
◦Operating margin of 28.6% and adjusted operating margin of 33.7%
◦Diluted EPS of $2.84, up 13.6% from the prior year; adjusted diluted EPS of $3.27, a 20.2% increase from the prior year.
◦Completed CUSIP Global Services acquisition on March 1, 2022 for $1.925 billion, financed in part by our investment grade inaugural senior notes offering of $1.0 billion
◦FactSet Investor Day will be held on April 5, 2022 in New York City
NORWALK, Conn., March 24, 2022 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its second quarter ended February 28, 2022.
Second Quarter Fiscal 2022 Highlights
•Revenues increased 10.0%, or $39.3 million, to $431.1 million for the second quarter of fiscal 2022 compared with $391.8 million for the same period in fiscal 2021. The increase was primarily due to higher sales of research and advisory and analytics solutions. Organic revenue, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, grew 9.9% to $430.8 million during the second quarter of fiscal 2022 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $1.8 billion at February 28, 2022, compared with $1.6 billion at February 28, 2021. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was $1.7 billion at February 28, 2022, up $146.3 million from the prior year at a growth rate of 9.4%.
•Organic ASV plus professional services increased $44.8 million over the last three months. The primary contributors to this growth were higher sales of research and advisory and analytics solutions. Please see the “ASV + Professional Services” section of this press release for details.
•Operating margin decreased to 28.6% compared with 29.6% for the same period last year, driven by charges related to vacating certain leased office space and costs related to the CUSIP Global Services (CGS) acquisition, partially offset by growth in revenues, lower compensation costs and computer depreciation. Adjusted operating margin improved to 33.7% compared with 32.6% in the prior year period, primarily due to lower compensation expenses and decreased data costs
•Diluted earnings per share (EPS) increased 13.6% to $2.84 compared with $2.50 for the same period in fiscal 2021. Adjusted diluted EPS increased 20.2% to $3.27 compared with the prior year period, primarily due to higher revenues, margin expansion and a decreased tax rate.
•EBITDA increased to $146.8 million, up 11.1% for the second quarter of fiscal 2022, compared with $132.2 million for the same period in fiscal 2021. FactSet is providing this metric to allow additional transparency for its equity and debt investors.
•The Company’s effective tax rate for the second quarter decreased to 9.9% compared with 15.7% a year ago, primarily due to lower projected levels of income before income taxes and a tax provision reduction related to the lower rate compared with the three months ended February 28, 2021.
•FactSet completed its acquisition of CGS, a standard in the global securities marketplace, on March 1, 2022. Related to the acquisition, on March 1, 2022, FactSet issued its inaugural investment grade senior notes consisting of $500 million principal amount of 2.90% senior notes due 2027 and $500 million principal amount of 3.45% senior notes due 2032. In addition, on March 1, 2022, FactSet entered into a new credit agreement providing for term and revolving credit facilities.

News Release I For Immediate Release
•FactSet updated its annual outlook for fiscal 2022. Please see the “Annual Business Outlook” section of this press release for details.
“I’m pleased to report that FactSet once again delivered impressive quarterly results, reflecting the continuing momentum in our business,” said Phil Snow, CEO, FactSet. “The investments we have made are paying off in our top line growth. Demand for differentiated content remains strong, which we intend to build upon with our leading open content and analytics platform. In addition, we welcome the CGS business to FactSet, which will continue to advance our data management strategy.”

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	February 28,
(In thousands, except per share data)	2022	2021	Change
Revenues	$431,119	$391,788	10.0%
Organic revenues	$430,763	$391,969	9.9%
Operating income	$123,348	$116,133	6.2%
Adjusted operating income	$145,139	$127,843	13.5%
Operating margin	28.6%	29.6%
Adjusted operating margin	33.7%	32.6%
Net income	$109,938	$96,643	13.8%
Adjusted net income	$126,675	$105,080	20.6%
EBITDA	$146,758	$132,153	11.1%
Diluted EPS	$2.84	$2.50	13.6%
Adjusted diluted EPS	$3.27	$2.72	20.2%
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

"Again, our accelerating top-line growth and focus on cost and productivity initiatives delivered adjusted margin expansion,” said Linda Huber, CFO, FactSet. “Also in the second quarter, we began to optimize our balance sheet with the launch of our inaugural investment grade senior notes offering."

Annual Subscription Value (ASV) + Professional Services

ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services is revenue derived from project-based consulting and implementation.
ASV plus professional services was $1,750 million at February 28, 2022 compared with $1,598 million at February 28, 2021. Organic ASV plus professional services was $1,744 million at February 28, 2022, up $146.3 million from the prior year at a growth rate of 9.4%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $44.8 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the second quarter of fiscal 2022 were 8.4% and 12.6%, respectively. Buy-side clients, who primarily include asset managers, asset owners, wealth managers, hedge funds, corporations, and channel partners, accounted for approximately 84% of organic ASV while the remainder came from sell-side firms that include broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

News Release I For Immediate Release
Segment Revenues and ASV
ASV from the Americas region was $1,085.6 million compared with ASV in the prior year period of $985.2 million. Organic ASV increased 9.6% to $1,079.3 million. Americas revenues for the quarter increased to $273.7 million compared with $248.0 million in the second quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region organic revenues growth rate was 10.3%.
ASV from the EMEA region was $459.9 million compared with ASV in the prior year period of $427.6 million. Organic ASV increased 7.8% to $459.6 million. EMEA revenues were $114.6 million compared with $105.5 million in the second quarter of fiscal 2021. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region organic revenues growth rate was 9.5%.
ASV from the Asia Pacific region was $180.5 million compared with ASV in the prior year period of $159.8 million. Organic ASV increased 14.3% to $180.9 million. Asia Pacific revenues were $42.9 million compared with $38.3 million in the second quarter of fiscal 2021. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region organic revenues growth rate was 13.7%.
Segment ASV does not include professional services, which totaled $24.2 million at February 28, 2022.
Operational Highlights – Second Quarter Fiscal 2022
◦Client count as of February 28, 2022 was 7,172, a net increase of 413 clients in the past three months, primarily driven by an increase in corporate clients. The count includes clients with ASV of $10,000 and more.
◦User count increased by 9,180 to 171,341 in the past three months, primarily driven by an increase in research and advisory users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 92%.
◦Expense highlights include recognition of $9.7 million in impairment charges related to Factset's continued focus on right-sizing its real estate footprint to reflect its hybrid work environment. FactSet anticipates additional impairment charges over the remainder of fiscal year 2022 in relation to exiting office space in several locations and expects these charges in the third fiscal quarter to total approximately $45 million. In addition, the Company incurred $5 million in expenses related to the CGS acquisition in the second quarter and anticipates an additional $14 million of acquisition expenses in the third quarter.
◦Employee count was 10,784 as of February 28, 2022, up 1.2% over the last twelve months, primarily driven by increased hiring in the Company's content and technology organizations.
◦Net cash provided by operating activities decreased to $122.0 million compared with $140.7 million for the second quarter of fiscal 2021, primarily due to higher estimated tax payments. Quarterly free cash flow decreased to $110.1 million compared with $130.2 million a year ago, a decrease of 15.5%, primarily due to higher estimated tax payments.
◦A quarterly dividend of $31.1 million, or $0.82 per share, was paid on March 17, 2022 to holders of record of FactSet’s common stock at the close of business on February 28, 2022.
◦FactSet completed the acquisition of CGS for $1.925 billion in cash on March 1, 2022. The acquisition is expected to significantly expand FactSet’s critical role in the global capital markets. As part of FactSet, CGS will continue to carefully steward the CUSIP system in close partnership with the American Bankers Association. FactSet’s financial results will include CGS, which will function as a part of FactSet’s Content and Technology Solutions (CTS) business.

◦FactSet closed its offering of $500 million principal amount of 2.90% senior notes due 2027 and $500 million principal amount of 3.45% senior notes due 2032 (both rated investment grade) and entered into new term and revolving credit facilities on March 1, 2022. The net proceeds of the senior notes offering, together with borrowings under the new credit facilities and

News Release I For Immediate Release
cash on hand, were used to finance the consideration for the CGS acquisition, repay FactSet’s prior revolving facility, and pay transaction fees and expenses related to the CGS acquisition, the notes offering and the new credit facilities.

◦FactSet entered into a multi-year partnership with Blackrock to integrate Portware’s execution management system (EMS) capabilities with the Aladdin® platform, BlackRock’s end-to-end investment management and operations platform. The joint offering will provide common clients with a seamless experience across multi-asset portfolio and risk management, and trading execution, including access to Portware’s high-performance electronic trading and automation capabilities via API.
◦FactSet will host an Investor Day on Tuesday, April 5, 2022, from 8:00 a.m. to 1:00 p.m. EST. The event will be dually hosted in New York City and via livestream. FactSet will provide an in-depth look into the Company’s strategy, industry dynamics, growth initiatives across workflow solutions, and financial outlook. There will also be demonstrations of FactSet’s broad suite of solutions across the investment lifecycle, as well as question and answer sessions.
Share Repurchase Program
FactSet did not repurchase any of its common stock during the second quarter under the Company's existing share repurchase program and has suspended share repurchases under the program, except for potential minor repurchases to offset dilution from grants of stock options, until at least the second half of fiscal 2023 to prioritize the repayment of debt. As of February 28, 2022, $181.3 million is available for share repurchases under the Company's existing share repurchase program.
Annual Business Outlook
FactSet is updating its outlook for fiscal 2022. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2022 Expectations
•Organic ASV plus professional services is expected to increase in the range of $130 million to $150 million over fiscal 2021.
•Revenues is expected to be in the range of $1,800 million to $1,830 million.
•Operating margin is expected to be in the range of 25.5% to 26.5%.
•Adjusted operating margin is expected to be in the range of 33% to 34%.
•FactSet's annual effective tax rate is expected to be in the range of 12.5% to 13.5%.
•Diluted EPS is expected to be in the range of $9.75 to $10.15. Adjusted diluted EPS is expected to be in the range of $12.75 to $13.15.
Both Operating margin and Diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2022. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
The Company will host a conference call today, March 24, 2022, at 11:00 a.m. Eastern Time to discuss its second quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

News Release I For Immediate Release

U.S. Participants:	833.726.6487
International Participants:	830.213.7677
Passcode:	2598814

An archived webcast with the accompanying slides will be available at the Company’s investor relations website for one year after the conclusion of the live event. The earnings call transcript will be available via FactSet CallStreet. An audio replay of this conference will also be available until March 31, 2022, via the following telephone numbers: 855.859.2056 in the U.S. and 404.537.3406 internationally using passcode 2598814.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenues acquired in a business combination. Organic revenues further excludes the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income, EBITDA, and adjusted diluted earnings per share exclude intangible asset amortization, the impact of the fair valuing of deferred revenues acquired in a business combination and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities, has been reduced by capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release I For Immediate Release
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 170,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions, with the distinction of having been recently added to the S&P 500, and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Investor Relations Contact:
Kendra Brown
+1.203.810.2684
kbrown@factset.com
Media Contact
Bénédicte Godet
+33 (0)6 01 02 57 82
benedicte.godet@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	February 28,		February 28,
(In thousands, except per share data)	2022	2021	2022	2021
Revenues	$431,119	$391,788	$855,844	$779,993
Operating expenses
Cost of services	199,395	195,523	406,544	383,611
Selling, general and administrative	108,376	80,132	203,291	159,219
Total operating expenses	307,771	275,655	609,835	542,830

Operating income	123,348	116,133	246,009	237,163

Other income (expense)
Interest expense, net	(1,673)	(1,814)	(3,167)	(2,843)
Other income, net	281	347	(956)	578
Income before income taxes	121,956	114,666	241,886	234,898

Provision for income taxes	12,018	18,023	24,301	37,049
Net income	$109,938	$96,643	$217,585	$197,849

Diluted earnings per common share	$2.84	$2.50	$5.63	$5.12
Diluted weighted average common shares	38,761	38,620	38,628	38,658

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	February 28, 2022	August 31, 2021
ASSETS
Cash and cash equivalents	$773,012	$681,865
Investments	34,984	35,984
Accounts receivable, net of reserves of $4,263 at February 28, 2022 and $6,431 at August 31, 2021	188,308	151,187
Prepaid taxes	36,569	13,917
Prepaid expenses and other current assets	57,786	50,625
Total current assets	1,090,659	933,578

Property, equipment and leasehold improvements, net	114,789	131,377
Goodwill	786,172	754,205
Intangible assets, net	135,042	134,986
Deferred taxes	2,169	2,250
Lease right-of-use assets, net	206,237	239,064
Other assets	39,089	29,480
TOTAL ASSETS	$2,374,157	$2,224,940

LIABILITIES
Accounts payable and accrued expenses	$90,262	$85,777
Current lease liabilities	31,010	31,576
Accrued compensation	68,749	104,403
Deferred revenues	72,152	63,104
Dividends payable	31,065	30,845
Total current liabilities	293,238	315,705

Long-term debt	574,625	574,535
Deferred taxes	15,018	14,752
Deferred revenues, non-current	7,233	8,394
Taxes payable	31,002	30,279
Long-term lease liabilities	233,275	259,980
Other liabilities	3,785	4,942
TOTAL LIABILITIES	$1,158,176	$1,208,587

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,215,981	$1,016,353

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,374,157	$2,224,940

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended
	February 28,
(In thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$217,585	$197,849
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	32,827	30,962
Amortization of lease right-of-use assets	22,172	21,517
Stock-based compensation expense	25,937	22,327
Deferred income taxes	(3,264)	(2,802)
Impairment charge	13,987	—
Accounts receivable, net of reserves	(37,704)	(15,421)
Accounts payable and accrued expenses	10,183	(724)
Accrued compensation	(34,680)	(20,879)
Deferred fees	6,201	12,445
Taxes payable, net of prepaid taxes	(21,824)	16,688
Lease liabilities, net	(23,863)	(20,549)
Other, net	(12,605)	(11,477)
Net cash provided by operating activities	194,952	229,936

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(20,546)	(28,758)
Acquisition of businesses, net of cash and cash equivalents acquired	(50,018)	(41,916)
Purchases of investments	(250)	(1,250)
Proceeds from maturity or sale of investments	—	2,176
Net cash used in investing activities	(70,814)	(69,748)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(18,639)	(114,640)
Dividend payments	(61,448)	(58,186)
Proceeds from employee stock plans	56,928	28,526
Other financing activities	(3,258)	(2,359)
Net cash used by financing activities	(26,417)	(146,659)

Effect of exchange rate changes on cash and cash equivalents	(6,574)	3,550
Net increase in cash and cash equivalents	91,147	17,079
Cash and cash equivalents at beginning of period	681,865	585,605
Cash and cash equivalents at end of period	$773,012	$602,684

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to adjusted revenues and organic revenues.

(Unaudited)	Three Months Ended
	February 28,
(In thousands)	2022	2021	Change
Revenues	$431,119	$391,788	10.0%
Deferred revenues fair value adjustment(a)	(62)	181
Adjusted revenues	431,057	391,969	10.0%
Acquired revenues(b)	(1,883)	—
Currency impact (c)	1,589	—
Organic revenues	$430,763	$391,969	9.9%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

Operating Income, Operating Margin, Net Income, and Diluted EPS
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

News Release I For Immediate Release

(Unaudited)	Three Months Ended
	February 28,
(In thousands, except per share data)	2022	2021	Change
Operating income	$123,348	$116,133	6.2%
Deferred revenues fair value adjustment	(62)	181
Intangible asset amortization	6,291	5,914
Real estate charges	9,734	—
Business acquisition costs	5,048	—
Transformation costs (a)	580	4,654
Restructuring / severance	200	961
Adjusted operating income	$145,139	$127,843	13.5%
Operating margin	28.6%	29.6%
Adjusted operating margin (b)	33.7%	32.6%

Net income	$109,938	$96,643	13.8%
Deferred revenues fair value adjustment	(55)	148
Intangible asset amortization	5,543	4,843
Real estate charges	8,578	—
Business acquisition costs	4,448	—
Transformation costs (a)	512	3,813
Restructuring / severance	177	787
Income tax items	(2,466)	(1,154)
Adjusted net income (c)	$126,675	$105,080	20.6%

Net income	$109,938	$96,643
Interest expense, net	1,673	1,815
Income taxes	12,018	18,023
Depreciation and amortization expense	13,395	15,672
Non-recurring non-cash expenses (d)	9,734	—
EBITDA	$146,758	$132,153	11.1%

Diluted earnings per common share	$2.84	$2.50	13.6%
Deferred revenues fair value adjustment	0.00	0.00
Intangible asset amortization	0.14	0.13
Real estate charges	0.22	—
Business acquisition costs	0.11	0.00
Transformation costs (a)	0.01	0.10
Restructuring / severance	0.01	0.02
Income tax items	(0.06)	(0.03)
Adjusted diluted earnings per common share (c)	$3.27	$2.72	20.2%
Weighted average common shares (Diluted)	38,761	38,620

News Release I For Immediate Release

(a)Costs primarily related to professional fees associated with the ongoing multi-year investment plan.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the revenues table above.
(c)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenues fair value adjustments and other items were taxed at the quarterly effective tax rates of 11.9% for fiscal 2022 and 16.9% for fiscal 2021.
(d)Costs related to impairment charges of our lease right-of-use assets and Property, equipment and leasehold improvements associated with vacating certain leased office space.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2022 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$1,800	$1,830
Operating income	$459	$485
Operating margin	25.5%	26.5%

Intangible asset amortization (a)	26	26
Real estate charges	55	55
Business acquisition costs	40	42
Restructuring / severance	9	9
Transformation costs (b)	5	5
Adjusted operating income	$594	$622
Adjusted operating margin (c)	33.0%	34.0%

Net income	$376	$391
Intangible asset amortization (a)	22	22
Real estate charges	48	48
Business acquisition costs	35	35
Restructuring / severance	8	8
Transformation costs (b)	4	4
Discrete tax items	(1)	(1)
Adjusted net income	$492	$507

Diluted earnings per common share	$9.75	$10.15
Intangible asset amortization	0.58	0.58
Real estate charges	1.26	1.26
Business acquisition costs	0.91	0.91
Restructuring / severance	0.20	0.20
Transformation costs (b)	0.11	0.11
Discrete tax items	(0.06)	(0.06)
Adjusted diluted earnings per common share	$12.75	$13.15
(a)The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.

News Release I For Immediate Release
(b)Costs primarily related to professional fees and software development associated with the ongoing multi-year investment plan. The income tax effect related to this item is $1.0 million for the period presented above.
(c)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the organic revenues table above.

Free Cash Flow

(Unaudited)	Three Months Ended
	February 28,
(In thousands)	2022	2021	Change
Net Cash Provided for Operating Activities	$122,034	$140,659
Capital Expenditures	(11,963)	(10,425)
Free Cash Flow	$110,071	$130,234	(15.5)%

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q2'22	Q1'22	Q4'21	Q3'21	Q2'21	Q1'21	Q4'20	Q3'20
% of ASV from buy-side clients	83.6%	83.1%	83.2%	83.8%	84.0%	84.0%	83.8%	84.1%
% of ASV from sell-side clients	16.4%	16.9%	16.8%	16.2%	16.0%	16.0%	16.2%	15.9%

ASV Growth rate from buy-side clients	8.4%	8.5%	6.5%	5.6%	5.5%	5.1%	5.4%	4.8%
ASV Growth rate from sell-side clients	12.6%	13.2%	12.0%	8.0%	6.3%	4.4%	4.6%	5.6%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q2'22
As reported ASV plus Professional Services (a)	$1,750.2
Currency impact (b)	0.9
Acquisition ASV (c)	(7.2)
Organic ASV plus Professional Services	$1,743.9
Organic ASV plus Professional Services growth rate	9.4%
(a)Includes $24.2 million in professional services as of February 28, 2022.
(b)The impact of foreign currency movements.
(c)Acquired ASV from acquisitions completed within the last 12 months.